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SKYLINE MEDICAL INC.
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On September 8, 2016, Skyline Medical Inc. (the “Company”) held a conference call, which was open to the public. The conference call was held pursuant to press releases issued by the Company on August 30, 2016 and on September 7, 2016, which provided directions on how to access the call. A script of the call appears below. The script is being filed as additional definitive soliciting material in connection with the Skyline Medical Inc. Special Meeting of Stockholders to be held on September 15, 2016.

SKYLINE MEDICAL

BUSINESS UPDATE / PROXY CONFERENCE CALL

THURSDAY, SEPTEMBER 8, 2016

12:00 p.m. Eastern Time / 9:00 a.m. Pacific Time

Kim Golodetz

This is Kim Golodetz with LHA. Thank you all for participating in today’s call. Joining me from Skyline Medical are:

•	Dr. Carl Schwartz, Interim Chief Executive Officer, and
•	Peter Alex, Vice President of Sales

Joining us for the Q&A portion of today’s call, we also will have:

•	Bob Myers, Chief Financial Officer, and
•	Bob Beringer, Chief Executive Officer for Electronic On-Ramp

Before we begin I’d like to caution that comments made during this conference call by management will contain forward-looking statements regarding the operations and future results of Skyline Medical. I encourage you to review the company’s filings with the Securities and Exchange Commission including, without limitation, the company’s Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Factors that may affect the company's results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, commercialization or technological difficulties, the success or failure of negotiations, and trade, legal, social and economic risks.

All forward-looking statements speak only as of today’s date, September 8th, 2016, and except as required by law, the company assumes no obligation to update these forward-looking statements whether as a result of new information, future events, changed circumstances or otherwise.

With that said, I’d like to turn the call over to Dr. Carl Schwartz, Carl?

Carl Schwartz

Thank you, Kim, and thanks to my fellow stockholders for joining us today.

Skyline Medical held its first public conference call less than a month ago, and since then we have significant news, updates and progress to report on. In addition, we are holding a Special Meeting of Stockholders next Thursday, just one week from today, with three items on the proxy card. We are asking our stockholders to vote FOR all three proposals. The success of our company, and the ability to fund and execute many of the exciting activities Peter Alex and I will be talking about today are contingent on getting enough FOR votes on the proxy items. I’ll explain more about that in a moment.

I’ll also briefly talk about Dr. Paul Sweetnam and his agreement to join our Medical Advisory Board.

At Skyline Medical we are creating momentum and we are building a viable company. We are excited about our future and we look forward to building value for our stockholders.

So let me start my comments today with a discussion of our recently announced plans to form a joint venture with Electronic On-Ramp, or EOR.

As you likely know, on August 30th we issued a news release announcing the signing of a Letter of Intent to form a joint venture with EOR. This joint venture is focused on providing us with access to various U.S. government contracts, and EOR is an extremely valuable partner in bidding for such funds as they are a Native American Indian, (8a) certified Small Disadvantaged Business that is owned by a Service-Disabled Veteran. This provides EOR, and the future joint venture, with special standing when bidding for government tenders.

In summary, EOR's Partner contracts with the National Institutes of Health and the Department of Defense are expected to provide Skyline Medical with access to bid on procurement contracts worth up to $550 million or more in federal funds budgeted for health, security, life safety systems support, humanitarian assistance and disaster preparedness.

I caution you that we have only signed a Letter of Intent with EOR, and that the joint venture is subject to Definitive Agreements. Also, the joint venture cannot succeed unless Skyline receives FOR votes representing a majority of our common shares outstanding on the first two proxy items for next week’s meeting. Those items include proposals to increase the number of authorized shares of common stock and to effect a reverse stock split of our common stock.

EOR and Skyline are establishing the joint venture to be in operation by the end of the year, and we anticipate that it will be 51% owned by EOR. Among other activities, the joint venture will bid to supply medical products for mobile operating rooms. We intend to assist the venture in selling the STREAMWAY System and in sourcing other medical products to fulfill bids, with control of the venture structured to maintain its standing as a qualified government contractor.

We are very excited to enter into this collaboration for a number of reasons, not the least of which is that it provides access to significant federal, state and local funds some 18 months ahead of Skyline’s previous plan. It also advances our strategy to increase our footprint in the operating room and across a wide range of medical specialties.

EOR has pre-negotiated contractual terms with the General Services Administration, or GSA, for contracts that could afford us, as a partner in the joint venture, with entrée to two schedules that provide access to highly efficient sales tools, entering a market for contractor awards that totaled more than $15.8 billion last year alone. In addition, EOR and Skyline will work together to add contract vehicles specifically targeting environmental services and medical devices, a market with awards of some $6 billion last year.

Clearly the opportunities we face via this joint venture are considerable.

I know that EOR also is very enthusiastic about the prospects for the joint venture. The STREAMWAY System will be the anchor product in the new venture, and utilizing EOR’s deep expertise working as a government contractor, we all foresee an exciting future. The joint venture will tap into Skyline’s medical device expertise to potentially become an active supplier to the U.S. government not only of STREAMWAY – which is clearly needed in mobile operating rooms to mitigate exposure to contaminated body fluid waste – but also to identify and source additional medtech products.

Complementing the direct opportunities we face via the joint venture, we will bid together with the venture or separately where our distribution agreement with MUNRO Enterprises is helpful in qualifying for projects. MUNRO is an Economically-Disadvantaged, Woman-Owned Small Business, which affords us various benefits.

In terms of our dealings with EOR, this joint venture is just the beginning. We anticipate a more robust relationship in the future, including exploration of further strategic partnerships and other relationships between the two companies.

We are also very excited that Dr. Paul Sweetnam has joined our Medical Advisory Board. As you may have read in the press release we issued yesterday, Dr. Sweetnam brings to Skyline’s MAB more than 25 years of executive and entrepreneurial experience in the pharmaceutical and biotechnology industries. In addition, he has established an extensive network of scientific collaborators within academia, the government and industry. We are looking forward to being able to leverage Dr. Sweetnam’s capabilities as we explore the use of the STREAMWAY System filter as a method of sample collection for rapid diagnostics and biomarker identification in the operating room.

As I mentioned at the outset of this call, the joint venture with EOR cannot succeed, and Dr. Sweetnam’s talents will go untapped by Skyline, unless we receive FOR votes representing a majority of shares outstanding on the proxy proposals for next week’s meeting. During our last conference call I reported that Institutional Shareholder Services, or ISS, recommended that stockholders vote FOR all three proposals. ISS is a highly regarded proxy advisory firm used by leading institutional investors to guide their votes. We are pleased that ISS understands the measures we must take to put Skyline on a firmer financial footing and has recommended that stockholders vote FOR our proposals.

Since then, another leading proxy advisory firm named Glass Lewis has followed suit. They, too, issued a recommendation that stockholders vote FOR all three proposals. So the nation’s Top 2 proxy advisory firms are making the exact same recommendation, and that is for you, our stockholders, to vote FOR all three proposals on the proxy.

Let me quickly review those proposals and why they’re important to the health and viability of Skyline.

The first proposal is an amendment to our certificate of incorporation to increase the number of authorized shares of common stock to 200 million from 100 million. We have minimal authorized share capital with which to raise funds, and we need to raise capital to build our sales organization and continue with product enhancements. Equity capital is our only option as we don’t believe we’re eligible for loans on reasonable terms.

The second proposal is for a reverse stock split that would limit the ratio to not less than 1-for-2 and not more than 1-for-25. Continued listing on NASDAQ requires a minimum bid price of $1.00 per share. If we lose our NASDAQ listing, we lose flexibility in future financing and potential acquisitions. And while a growing and successful business surely will drive our stock higher, we are facing a NASDAQ deadline, and we don’t have the luxury of time. We believe the only practical way to meet the NASDAQ requirement in time, or to be eligible for an extension, is to get approval now for a reverse split.

The third proposal allows us to adjourn the meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the meeting to approve items 1 and 2. We ask that you vote FOR that third proposal as well.

With an increase in authorized common shares and the ability to effect a reverse stock split, we believe Skyline will be positioned to achieve our anticipated milestones, and to execute on our plan for the benefit of all stakeholders.

I am deeply committed to the success of our company, and I trust that you are too. You have the power to help Skyline Medical succeed by voting FOR all three proposals.

Although I’ve talked a bit about our new joint venture with EOR, at the core of our company is the STREAMWAY System. We are highly fortunate that in early July Peter Alex joined us as Vice President of Sales. I talked briefly about Pete and his work during our last call, but today I’ll let him speak for himself. Bear in mind that Pete has been with Skyline for only two months, but he hit the ground running and has put in place a very thoughtful, focused and efficient plan to drive sales of the STREAMWAY System.

Pete.

Peter Alex

Thanks Carl, and it’s a pleasure to be speaking with all of you today.

At the core of any successful sales and marketing campaign are product benefits. And we are in a powerful position to succeed with STREAMWAY because it offers tangible benefits to all constituents, including healthcare professionals, patients and healthcare facilities. My confidence in the STREAMWAY System is grounded in these benefits.

I joined Skyline Medical because STREAMWAY solves a significant need in the operating room and in procedural rooms by replacing the laborious, hazardous manual process of collecting fluids in canisters. It also allows for continuous suction, thereby providing unlimited capacity to collect, measure and dispose of waste fluids from the surgical field and in patient procedural rooms… the benefit is that no procedure will ever have to be interrupted to change canisters or handle canisters post procedure, which increases risk. And because STREAMWAY is wall mounted, it takes up no valuable floor space.  STREAMWAY also provides significant cost savings to hospitals, surgery centers and specialty facilities.

During our last public conference call Carl discussed recent activities to broaden awareness for STREAMWAY, including industry trade show participation, an impactful user case study, our distributor strategy, as well as our extremely high success rate in converting STREAMWAY trial usage… into ongoing customers. Today I’m going to share with you a few of the highlights of my initial nine-point plan for the STREAMWAY System.

Please bear in mind that this is not the forum to go into great detail on each item…plus we operate in a highly competitive industry so it’s not prudent to discuss details of our plan publicly. But we have in place the framework of a comprehensive undertaking of success, which includes the following:

•	First, the best customer is our current customer, and to that end we are looking to expand our installed base where we are generally in only a single department, to now include that institution’s entire facility and health system. This also supports our customers’ needs to standardize care system-wide and improves purchase economies of scale.

•	Second, STREAMWAY disposables are Skyline Medical’s annuity business and also allow for daily interaction with customers. We are developing initiatives to drive consumable sales with various inventory-management solutions for customers… while increasing our focus on supply agreements with group purchasing organizations, or GPOs, and with integrated delivery networks, or IDNs. These initiatives will forge long-term partnerships, drive contract compliance and promote proper equipment usage.

•	Third, on September 1st we launched a simple yet comprehensive service and preventive maintenance plan that will provide customers with a valuable option to ensure the highest level of up-time with their STREAMWAY System. Greater up-time, of course, drives further sales of disposables, reinforces the brand and is attributed to a higher degree of customer satisfaction.

•	Fourth, the STREAMWAY System’s novel direct-to-drain concept has three installation requirements to advance a sale, and by mid-September we plan to implement a new, simplified pre-site survey process to improve the purchase experience by involving the installation and value analysis committee partners earlier in the review process.

•	As a fifth item in the plan, we are looking to expand our purchase methods for STREAMWAY to allow a purchase to fall under a facility’s operating budget. This includes opportunities for a pay-per-procedure model, in addition to our current capital purchase and lease options. Our goal is two-fold…to provide solutions that put a facility’s procedure-generated revenue more in line with equipment and disposable costs, and to partner with supply chains on other ROI- and outcome-based models.

•	Sixth, in the last 30 days or so we have greatly increased the number of sales leads through digital marketing, direct marketing, deeper account penetration and a broader focus on specialty departments. In fact, the number of sales leads we generated in the first eight months of 2016 exceed all of 2015. We now need to convert that interest to sales… utilizing prospective customers’ 2016 operating and contingency funds, and working to advance 2017 budgets.

•	No. 7, we intend to increase our direct sales effort with the hiring of an additional 5-7 new reps as soon as resources allow. This would provide us with direct territory coverage to expand our installed base, and also to develop a new regional business approach to drive sales and distribution initiatives.

•	No. 8, in parallel to direct sales are distributor sales. We are actively reviewing further U.S. regional distributors and have begun the review process of Canadian and European distributors that complement our strategy to leverage sales. We are making our license application to Health Canada in the next two weeks as our final test report is being completed for the STREAMWAY System. Authorization to sell into Canada is expected in the 4th Quarter. In Europe, we will pursue a country-by-country approach. In the coming weeks we are making our technical file submission to our European Notified Body who will review STREAMWAY for CE Mark product certification. With certification, we can expect marketing and selling the STREAMWAY System into the EU in the 4th Quarter. Also, work by MUNRO Enterprises with federal government customers continues to move forward, noting the U.S. government fiscal year begins in October and we expect purchases to start thereafter adding to 4th quarter momentum.

•	And lastly, we have begun working with various GPOs to get STREAMWAY on contract. A GPO is an entity that partners with hospitals and healthcare facilities to realize savings and efficiencies… by aggregating purchase volume to negotiate discounted pricing with a vendor. In turn, the savings can be passed on to their IDN and facility members. Getting on contract will dramatically broaden our STREAMWAY value, differentiate us from our competition, simplify the purchasing process and drive greater brand awareness for our innovative, novel solution… The STREAMWAY System.

This is an ambitious plan, but it’s an achievable plan.

We also aspire to acquire one or more products we can offer to hospital or surgery center customers to provide a broader portfolio and be able to provide more flexible pricing. You’ll notice that acquiring more medtech products is also integral to our recently announced plans to form a new joint venture with Electronic On-Ramp. A goal of our company is to increase our footprint in the operating room and across a full range of medical specialties and solutions. Over time and with additional products, we will be better able to serve our customers’ needs while deepening the relationship and growing our top line.

Carl.

Carl Schwartz

Thanks for that overview, Pete.

Clearly we have multiple exciting opportunities in front of us to grow sales of STREAMWAY, to expand the market and to add new, synergistic products to our portfolio. However, with cash of only $2.1 million as of June 30th and cash burn of $2.8 million for the first half of the year, our ability to pursue those opportunities is extremely limited. We have significantly reduced our cash outflow including payroll cuts across the board. Personally, I receive no compensation from the Company, and will not for the foreseeable future.

As such, we have asked stockholders to approve three proxy items that will improve our position to operate our business. If you have not already done so, I ask you to vote FOR all three of those items, and to do so today.

So with that review of our recent progress and our plans, Pete, Bob and I will now take your questions. Operator.

Operator

Operator gives instructions for queuing up…

[There are no further questions. Please proceed with your closing remarks.]

Carl Schwartz

So in closing, I want to thank you all for your time today and for your interest in our company. We are hopeful that our stockholders will vote FOR the future of Skyline Medical and in favor of the three proposals we have put in front of you for next week’s meeting. In the meantime, thanks for joining the call, and have a good day.